EXHIBIT 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE
January 22, 2014	For more information contact:
First South Bancorp, Inc.	Bruce Elder (CEO) (252) 940-4936
Scott McLean (CFO) (252) 940-5016
Website: www.firstsouthnc.com

First South Bancorp, Inc. Reports Increase in December 31, 2013 Quarterly and

Year End Operating Results

Washington, North Carolina - First South Bancorp, Inc. (NASDAQ: FSBK) (the “Company”), the parent holding company of First South Bank (the “Bank”), reports its unaudited operating results for the quarter and year ended December 31, 2013.

In February 2013, the Company executed a bulk sale of problem loans. The sale resulted in a pre-tax loss of $17.6 million which negatively impacted the financial performance for the three and twelve-month periods ended December 31, 2012. Additionally, the Company recognized a $5.9 million pre-tax valuation adjustment against other real estate owned (OREO) which impacted the aforementioned periods. The aggregate tax adjusted impact of these two transactions resulted in a $14.0 million loss. The transactions reduced on-going expenses related to problem loans and OREO which was a primary driver of earnings improvement for the three and twelve-month periods ended December 31, 2013 discussed below.

Net income for the 2013 fourth quarter increased to $1.1 million, or $0.12 per diluted common share, compared to a net operating loss of $(12.9) million, or $(1.32) per diluted common share for the 2012 fourth quarter. Net income for the year ended 2013 increased to $6.0 million, or $0.62 per diluted common share, compared to a net loss of $(11.0) million, or $(1.13) per diluted common share for the year ended 2012.

Bruce Elder, President and CEO, commented, “During 2013, the Company made significant strides in reducing non-performing assets and committing resources to grow and develop customer relationships.  Over the second half of the year, we grew our loan portfolio by approximately $16.9 million and increased non-maturity deposits by $17.9 million.  We have introduced new deposit products and electronic delivery channels for both retail and business clients.  Strengthening our mobile banking and commercial cash management capabilities, as well as creating a corporate culture designed to consistently add value, will allow First South Bank to focus on new customer acquisition.  Looking forward to 2014, we intend to focus our efforts on growing quality earning assets, becoming more operationally efficient and positioning our balance sheet for an impending rising rate environment.  Repositioning the balance sheet structure will result in continued pressure on net interest margin, but should prove beneficial in the next economic cycle.”

Net Interest Income

Net interest income for the fourth quarter of 2013 was $6.5 million, down from $7.4 million earned for the comparative 2012 fourth quarter. Net interest income for the year ended 2013 was $26.8 million, down from the $29.9 million reported in the comparative year ended 2012. The tax equivalent net interest margin declined by 25 basis points to 4.20% for the 2013 fourth quarter from 4.45% for the comparative 2012 fourth quarter. The tax equivalent net interest margin for the year ended 2013 declined by 9 basis points to 4.34%, from 4.43% for the comparative year ended 2012.

The year-over-year reduction in net interest income and the net interest margin is due primarily to a change in the level and composition of our earning asset base. Total average earning assets for the year ended 2013 were $633.7 million, down $33.4 million compared with total average earning assets of $667.1 million for 2012, due to the bulk sale of problem loans. To improve our asset liability risk profile, the Company executed a number of strategic transactions designed to protect its balance sheet and future earnings stream. One such measure was to sell approximately $32.5 million of low coupon mortgage backed securities due to the sensitivity of their values to rising interest rates. A portion of the proceeds from this sale were redeployed into investment securities that will outperform in a rising interest rate environment, with the residual funds retained in cash to be redeployed into future loan growth or other investments where returns will improve as rates increase. The immediate impact of this strategy was a reduction in our interest income and yield from our investment portfolio. However, our balance sheet is better poised to respond to increases in interest rates and the Company is able to take advantage of future opportunities as they present themselves.

Asset Quality and Provisions for Loan Losses

Asset quality metrics continue to improve. Total nonperforming assets were $15.3 million, or 2.3% of total assets at December 31, 2013, compared to $34.9 million or 4.9% of total assets at December 31, 2012. Total loans in non-accrual status declined to $5.6 million at December 31, 2013, from $21.3 million at December 31, 2012. Our level of OREO declined to $9.4 million at December 31, 2013 compared to $12.9 million at December 31, 2012.

The allowance for loan and lease losses (ALLL) was $7.6 million at December 31, 2013 and represented 1.69% of loans and leases held for investment, compared to $7.9 million at December 31, 2012, or 1.77% of loans and leases held for investment. During the 2013 fourth quarter, there were $782,000 of net charge offs, compared to $25.8 million for the 2012 third quarter. For the year ended 2013, there were $1.3 million of net charge offs compared to $30.6 million for the year ended 2012. The Company recorded $685,000 provision for credit losses in the 2013 fourth quarter compared to $18.7 million recorded in the 2012 fourth quarter. During the year ended 2013, the Company recorded $1.1 million of provision for credit losses compared to $23.3 million recorded in the year ended 2012. Management believes the ALLL remains adequate.

Non-Interest Income

Total non-interest income was $2.3 million for the 2013 fourth quarter, compared to $2.6 million for the 2012 fourth quarter. Fees and service charges on deposits of $1.0 million for the 2013 fourth quarter were relatively unchanged when compared to $1.1 million for the 2012 fourth quarter. We anticipate additional service charge revenue from deposits as we focus on growing our deposit base through the new product offerings and customer acquisition. Fees on loans and loan servicing fees were $524,000 for the 2013 fourth quarter compared to $584,000 for the 2012 fourth quarter.

Net gains from sales of mortgage loans held for sale was $148,000 for the 2013 fourth quarter compared to $973,000 for the 2012 third quarter. Mortgage loan originations during the second half of 2013 slowed as new purchase activity has not fully replaced the reduction in refinance activity. The future levels of gains on sales of mortgage loans and loan servicing fees are dependent on the volume of new mortgage loan originations. Mortgage loan origination in 2014 will be dependent on housing activity in our markets, the level of mortgage loan interest rates and our marketing efforts. Net gains from sales of OREO increased to $206,000 for the 2013 fourth quarter compared to net loss on sale of $396,000 for the 2012 fourth quarter.

For the year ended 2013, total non-interest income was $10.4 million compared to $10.8 million reported in the year ended 2012. Fees and service charges on deposits remained relatively consistent at $4.2 million for the year end 2013 compared to $4.3 million for the year ended 2012. Fees on loans and loan servicing fees increased to $2.6 million for the year ended 2013, from $2.1 million for the year ended 2012.

Net gains recognized from the sale of mortgage loans held for sale and investment securities for the year ended 2013 were $1.3 million and $548,000, respectively, compared to $2.4 million and $1.5 million, respectively, for the year ended 2012. Net gains from the sale of OREO was $609,000 for the year ended 2013 compared to a net loss of $528,000 reported for the year ended 2012. Total core non-interest income, excluding net gains and losses from securities and OREO sales, decreased to $9.3 million for the current year compared to $9.8 million for the prior year primarily due to the decline in mortgage loan originations and sales.

Non-Interest Expense

Total non-interest expense declined significantly to $6.4 million for the 2013 fourth quarter compared to $12.3 million for the 2012 fourth quarter. For the year ended 2013, total non-interest expense also declined significantly to $27.0 million from $35.6 million reported in the year ended 2012. This was primarily attributable to a significant reduction in OREO valuation and maintenance expenses, as well as lower compensation and employee benefits expenses.

Compensation and benefit expenses, the largest component of non-interest expenses, declined to $3.6 million for the 2013 fourth quarter from to $3.8 million for the comparative 2012 fourth quarter. For the year ended 2013, compensation expense declined to $15.1 million from $16.7 million reported in the year ended 2012. The Bank will continue to manage staffing levels to ensure we meet the ongoing needs of our customers and to support our future growth.

Data processing costs increased to $563,000 and $2.3 million for the three and twelve-month periods end December 31, 2013, respectively, from $320,000 and $1.9 million for the respective prior year periods, reflecting the expiration of favorable initial pricing received from a core data processing system conversion completed in March 2012.

Expenses attributable to valuation adjustments, ongoing maintenance, and property taxes for OREO properties declined to $162,000 for the 2013 fourth quarter from $5.9 million for the comparative 2012 fourth quarter. For the year ended 2013, total OREO related expense declined to $1.2 million, from $8.8 million reported in the comparative year ended 2012.

FDIC insurance premiums declined by 38.0% and 13.9%, respectively, for the 2013 fourth quarter and year ended to $150,000 and $850,000, from $242,000 and $987,000 for the respective 2012 fourth quarter and year ended, reflecting a reduction in the deposit insurance assessment calculation base.

Premises and equipment, advertising, amortization of intangibles and other expense in aggregate was relatively consistent during the respective reporting periods.

Balance Sheet

Total assets were $674.7 million at December 31, 2013, down from $707.7 million at December 31, 2012. Our total assets were reduced and our asset mix changed as proceeds from the bulk loan transaction and the sale of mortgage loans held for sale were used to pay off maturing FHLB advances, purchase investment securities and manage nonrenewal of higher costing certificates of deposit.

Loans and leases held for investment increased by $10.6 million during the quarter ended December 31, 2013 from $440.3 million at September 30, 2013. This reflects the second consecutive quarterly increase in loans and leases held for investment. As a result of this increase, total loans and leases held for investment were $451.0 million at December 31, 2013 compared to $441.8 million at December 31, 2012.

Investment securities and interest-earning deposits with banks was $163.2 million at December 31, 2013, compared to $168.0 million at December 31, 2012. During 2013, the Bank implemented a strategy to add defensive investments to the portfolio. While these bonds have a lower current yield than our legacy portfolio, they will help insulate earnings in a rising rate environment. In addition, during 2013 the Bank purchased $10.0 million of bank-owned life insurance (“BOLI”). The investment returns from the BOLI will be utilized to recover a portion of the cost of providing benefit plans to our employees.

Total deposits declined to $585.7 million at December 31, 2013 from $600.9 million at December 31, 2012. However, non-maturity deposits increased by $32.3 million to $337.5 million at December 31, 2013, from $305.2 million at December 31, 2012, partially offsetting a $47.5 million decline in certificates of deposits. Certificates of deposit declined to $248.2 million or 42.4% of total deposits at December 31, 2013 from $295.7 million, or 49.2% of total deposits at December 31, 2012.

All of the $16.5 million of short-term FHLB advances outstanding at December 31, 2012 matured and were repaid with proceeds received from loan sales. These short-term borrowings were used to fund the mortgage loans held for sale portfolio at prior year-end.

Stockholders' equity increased to $74.9 million at December 31, 2013, from $74.7 million at December 31, 2012. This increase primarily reflects the $6.0 million of net income earned for the year ended December 30, 2013, net of a $5.1 million adjustment in accumulated other comprehensive income resulting from the mark-to-market of the available-for-sale securities portfolio and the $729,000 used to acquire 97,388 shares of the Company’s common stock pursuant to a previously announced repurchase plan.

Effective as of October 31, 2013, the Company retired 1,502,951 shares of its common stock that were being held as Treasury Stock. The retired shares were returned to authorized/unissued shares. The retirement of these treasury shares had no effect on previously reported net income, total assets or stockholders’ equity.

The tangible equity to assets ratio increased to 10.47% at December 30, 2013, from 9.95% at December 31, 2012. There were 9,652,883 common shares outstanding at December 31, 2013, compared to 9,751,271 shares outstanding at December 31, 2012, reflecting the net effect of shares purchased through the Company’s previously announced stock repurchase program. Tangible book value per common share increased to $7.32 at December 31, 2013, from $7.22 at December 31, 2012.

Key Performance Ratios

Some of our key performance ratios are the return on average assets (ROA), the return on average equity (ROE) and the efficiency ratio. ROA increased to 0.67% for the 2013 fourth quarter from (7.22%) for the comparative 2012 fourth quarter. The Company’s ROE increased to 5.95% for the 2013 fourth quarter from (60.76%) for the comparative 2012 third quarter. The efficiency ratio (noninterest expenses as a percentage of net interest income plus noninterest income) improved to 73.56% for the 2013 fourth quarter from 123.81% for the comparative 2012 fourth quarter. The efficiency ratio measures the proportion of net operating revenues that are absorbed by overhead expenses.

ROA increased to 0.87% for the year ended 2013 from (1.50%) for the comparative year ended 2012. ROE increased to 7.84% for the year ended 2013 from (12.87%) for the comparative year ended 2012. The efficiency ratio improved to 72.61% for the year ended 2013 from 87.30% for the comparative year ended 2012.

First South Bank has been serving the citizens of eastern North Carolina since 1902 and offers a variety of financial products and services, including a leasing company. Securities brokerage services are made available through an affiliation with an independent broker/dealer. The Bank operates through its main office headquartered in Washington, North Carolina, and has 26 full service branch offices located throughout central and eastern North Carolina.

First South Bancorp, Inc. may be accessed on its website at www.firstsouthnc.com. The Company’s common stock symbol as traded on the NASDAQ Global Select Market is “FSBK”.

Statements contained in this release, which are not historical facts, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, the effects of competition, and including without limitation to other factors that could cause actual results to differ materially as discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Certain amounts in the unaudited Consolidated Statements of Operations for the Three Months and Year Ended December 31, 2012, and in prior quarterly and prior year to date Supplemental Financial Data, have been reclassified to conform with the presentation as of and for the periods ended December 31, 2013. The reclassifications had no effect on previously reported net income or stockholders’ equity.

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(NASDAQ: FSBK)

First South Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition

	December 31,	December 31,
	2013	2012
	(unaudited)	(*)
Assets

Cash and due from banks	$11,816,071	$9,233,819
Interest-earning deposits with banks	12,419,244	3,132,570
Investment securities available for sale, at fair value	150,300,079	164,838,012
Investment securities held to maturity	506,176	-
Loans held for sale:
Mortgage loans	2,992,017	20,287,343
Other loans	-	24,438,107
Total loans held for sale	2,992,017	44,725,450

Loans and leases held for investment	450,960,277	441,847,019
Allowance for loan and lease losses	(7,609,467)	(7,860,195)
Net loans and leases held for investment	443,350,810	433,986,824

Premises and equipment, net	11,759,521	12,233,153
Other real estate owned	9,353,835	12,892,519
Federal Home Loan Bank stock, at cost	848,800	1,859,200
Accrued interest receivable	2,334,944	2,408,979
Goodwill	4,218,576	4,218,576
Mortgage servicing rights	1,219,623	1,261,355
Identifiable intangible assets	7,860	39,300
Income tax receivable	2,901,062	10,785,272
Bank-owned life insurance	10,227,795	-
Prepaid expenses and other assets	10,465,530	6,098,423

Total assets	$674,721,943	$707,713,452

Liabilities and Stockholders' Equity

Deposits:
Non-interest bearing demand	$96,445,049	$92,888,095
Interest bearing demand	171,548,658	181,774,772
Savings	69,542,654	30,570,259
Large denomination certificates of deposit	123,492,907	148,838,963
Other time	124,674,588	146,828,942
Total deposits	585,703,856	600,901,031
Borrowed money	-	16,500,000
Junior subordinated debentures	10,310,000	10,310,000
Other liabilities	3,849,944	5,349,368
Total liabilities	599,863,800	633,060,399

Common stock, $.01 par value, 25,000,000 shares authorized; 9,653,883 and 11,254,222 shares issued; 9,653,883 and 9,751,271 shares outstanding, respectively	96,539	97,513
Additional paid-in capital	35,809,397	35,811,804
Retained earnings, substantially restricted	38,849,326	65,532,960
Treasury stock, at cost	-	(31,967,269)
Accumulated other comprehensive income	102,881	5,178,045
Total stockholders' equity	74,858,143	74,653,053

Total liabilities and stockholders' equity	$674,721,943	$707,713,452

(*) Derived from audited consolidated financial statements

1

First South Bancorp, Inc. and Subsidiary

Consolidated Statements of Operations

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012

Interest income:
Interest and fees on loans	$5,991,109	$6,826,558	$24,706,151	$29,168,282
Interest on investments and deposits	1,131,670	1,385,184	4,965,975	5,425,737
Total interest income	7,122,779	8,211,742	29,672,126	34,594,019

Interest expense:
Interest on deposits	591,220	752,645	2,499,693	4,325,497
Interest on borrowings	-	6,502	7,058	10,997
Interest on junior subordinated notes	80,841	88,773	339,572	363,754
Total interest expense	672,061	847,920	2,846,323	4,700,248

Net interest income	6,450,718	7,363,822	26,825,803	29,893,771
Provision for credit losses	685,000	18,674,682	1,085,000	23,251,647
Net interest income (loss) after provision for credit losses	5,765,718	(11,310,860)	25,740,803	6,642,124

Non-interest income:
Deposit fees and service charges	1,046,131	1,095,551	4,204,821	4,253,196
Loan fees and charges	317,586	358,856	1,757,610	1,257,110
Loan servicing fees	206,034	225,091	834,027	832,443
Gain (loss) on sale of other real estate, net	206,107	(396,324)	609,173	(528,521)
Gain on sale of mortgage loans	148,431	973,257	1,338,119	2,400,614
Gain on sale of investment securities	-	-	548,074	1,546,883
Other income	382,216	316,683	1,115,970	1,054,860
Total non-interest income	2,306,505	2,573,114	10,407,794	10,816,585

Non-interest expense:
Compensation and fringe benefits	3,584,537	3,750,949	15,114,629	16,678,542
Federal deposit insurance premiums	149,854	241,592	849,974	987,139
Premises and equipment	745,844	708,787	2,990,333	2,800,386
Advertising	123,128	54,742	289,419	211,524
Data processing	562,830	320,236	2,317,765	1,878,517
Amortization of intangible assets	120,831	115,688	478,404	456,575
Other real estate owned expense	161,746	5,882,371	1,166,457	8,783,427
Other	992,981	1,236,276	3,829,546	3,777,019
Total non-interest expense	6,441,751	12,310,641	27,036,527	35,573,129

Income (loss) before income tax expense	1,630,472	(21,048,387)	9,112,070	(18,114,420)
Income tax expense (benefit)	486,273	(8,162,654)	3,099,975	(7,137,299)

NET INCOME (LOSS)	$1,144,199	$(12,885,733)	$6,012,095	$(10,977,121)

Per share data:
Basic earnings (loss) per share	$0.12	$(1.32)	$0.62	$(1.13)
Diluted earnings (loss) per share	$0.12	$(1.32)	$0.62	$(1.13)
Average basic shares outstanding	9,727,175	9,751,271	9,745,154	9,751,271
Average diluted shares outstanding	9,737,495	9,751,271	9,751,737	9,751,271

2

First South Bancorp, Inc.	Supplemental Financial Data (Unaudited)

	Quarter to Date					Year to Date
	12/31/2013	9/30/2013	6/30/2013	3/31/2013	12/31/2012	12/31/2013	12/31/2012
	(dollars in thousands except per share data)
Consolidated balance sheet data:
Total assets	$674,722	$682,015	$680,082	$690,958	$707,713	$674,722	$707,713

Loans held for sale:	$2,992	$9,183	$13,746	$3,292	$44,725	$2,992	$44,725

Loans held for investment:
Mortgage	$69,006	$68,125	$76,751	$74,162	$75,544	$69,006	$75,544
Commercial	305,160	296,218	283,936	288,715	292,146	305,160	292,146
Consumer	68,615	68,537	66,637	67,723	68,444	68,615	68,444
Leases	8,179	7,467	6,722	5,924	5,713	8,179	5,713
Total loans held for investment	450,960	440,347	434,046	436,524	441,847	450,960	441,847
Allowance for loan and lease losses	(7,609)	(7,707)	(8,604)	(8,567)	(7,860)	(7,609)	(7,860)
Net loans held for investment	$443,351	$432,640	$425,442	$427,957	$433,987	$443,351	$433,987

Cash & interest bearing deposits	$24,235	$37,617	$23,148	$35,384	$12,366	$24,235	$12,366
Investment securities	150,806	149,337	162,336	176,320	164,838	150,806	164,838
Premises and equipment	11,760	11,759	11,879	12,003	12,233	11,760	12,233
Goodwill	4,219	4,219	4,219	4,219	4,219	4,219	4,219
Mortgage servicing rights	1,220	1,268	1,271	1,357	1,261	1,220	1,261

Deposits:
Savings	$69,543	$60,576	$49,173	$37,871	$30,570	$69,543	$30,570
Checking	267,994	272,482	270,506	278,899	274,663	267,994	274,663
Certificates	248,167	258,573	270,149	282,846	295,668	248,167	295,668
Total deposits	$585,704	$591,631	$589,828	$599,616	$600,901	$585,704	$600,901

Borrowings	$0	$0	$0	$0	$16,500	$0	$16,500
Junior subordinated debentures	10,310	10,310	10,310	10,310	10,310	10,310	10,310
Stockholders' equity	74,858	75,028	73,888	75,468	74,653	74,858	74,653

Consolidated earnings summary:
Interest income	$7,123	$7,220	$7,435	$7,894	$8,212	$29,672	$34,594
Interest expense	672	694	716	764	848	2,846	4,700
Net interest income	6,451	6,526	6,719	7,130	7,364	26,826	29,894
Provision for credit losses	685	0	0	400	18,675	1,085	23,252
Noninterest income	2,306	2,706	2,920	2,476	2,573	10,408	10,817
Noninterest expense	6,442	6,928	6,910	6,757	12,311	27,037	35,573
Income tax expense	486	767	964	883	(8,163)	3,100	(7,137)
Net income	$1,144	$1,537	$1,765	$1,566	$(12,886)	$6,012	$(10,977)

Per Share Data:
Basic earnings per share	$0.12	$0.16	$0.18	$0.16	$(1.32)	$0.62	$(1.13)
Diluted earnings per share	$0.12	$0.16	$0.18	$0.16	$(1.32)	$0.62	$(1.13)
Book value per share	$7.68	$7.69	$7.58	$7.74	$7.66	$7.68	$7.69

Average basic shares	9,727,175	9,751,271	9,751,271	9,751,271	9,751,271	9,745,154	9,751,271
Average diluted shares	9,737,495	9,757,881	9,757,338	9,751,972	9,751,271	9,751,737	9,751,271

First South Bancorp, Inc.	Supplemental Financial Data (Unaudited)

	Quarter to Date					Year to Date
	12/31/2013	9/30/2013	6/30/2013	3/31/2013	12/31/2012	12/31/2013	12/31/2012
	(dollars in thousands except per share data)
Performance ratios (tax equivalent):
Yield on average earning assets	4.63%	4.69%	4.80%	5.05%	4.96%	4.79%	5.12%
Cost of interest bearing liabilities	0.53%	0.54%	0.56%	0.59%	0.64%	0.56%	0.86%
Net interest spread	4.10%	4.15%	4.24%	4.46%	4.32%	4.23%	4.26%
Net interest margin	4.20%	4.25%	4.34%	4.57%	4.45%	4.34%	4.43%
Avg earning assets to total avg assets	91.84%	91.66%	92.40%	92.19%	91.50%	91.48%	91.50%

Return on average assets (annualized)	0.67%	0.90%	1.03%	0.91%	(7.22)%	0.87%	(1.5)%
Return on average equity (annualized)	5.96%	8.18%	9.22%	8.02%	(60.76)%	7.84%	(12.87)%
Efficiency ratio	73.56%	75.05%	71.69%	70.34%	123.81%	72.61%	87.30%

Average assets	$681,690	$680,741	$688,897	$701,880	$714,377	$688,226	$732,091
Average earning assets	$626,050	$623,953	$636,511	$647,061	$652,106	$629,560	$667,079
Average equity	$76,231	$74,569	$76,754	$79,178	$84,830	$76,669	$85,295

Equity/Assets	11.09%	11.00%	10.86%	10.92%	10.55%	11.09%	10.55%
Tangible Equity/Assets	10.47%	10.38%	10.24%	10.31%	9.95%	10.47%	9.95%

Asset quality data and ratios:
Loans on nonaccrual status:
Nonaccrual loans
Earning	$683	$1,459	$1,429	$1,658	$2,972	$683	$2,972
Non-Earning	1,331	2,649	4,130	2,629	6,686	1,331	6,686
Total Non-Accrual Loans	$2,014	$4,108	$5,559	$4,287	$9,658	$2,014	$9,658
Nonaccrual restructured loans
Past Due TDRs	$1,821	$1,336	$990	$221	$4,231	$1,821	$4,231
Current TDRs	1,739	1,677	818	832	7,451	1,739	7,451
Total TDRs	$3,560	$3,013	$1,808	$1,053	$11,682	$3,560	$11,682
Total loans on nonaccrual status	$5,574	$7,121	$7,367	$5,340	$21,340	$5,574	$21,340
Loans >90 days past due, still accruing	420	544	762	237	676	420	676
Other real estate owned	9,354	8,996	9,069	11,328	12,893	9,354	12,893
Total nonperforming assets	$15,348	$16,661	$17,198	$16,905	$34,909	$15,348	$34,909

Allowance for loan and lease losses	$7,609	$7,707	$8,604	$8,567	$7,860	$7,609	$7,860
Allowance for loan and lease losses to loans held for investment	1.69%	1.75%	1.98%	1.96%	1.77%	1.69%	1.77%

Net charge-offs (recoveries)	$782	$898	$(37)	$(308)	$25,822	$1,336	$30,585
Net charge-offs (recoveries) to total loans	0.17%	0.20%	(0.01)%	(0.07)%	5.31%	0.29%	6.29%
Nonaccrual loans to total loans	1.23%	1.58%	1.65%	1.21%	4.39%	1.23%	4.39%
Nonperforming assets to assets	2.27%	2.44%	2.53%	2.45%	4.93%	2.27%	4.93%
Total loans to deposits	77.51%	75.98%	75.92%	73.35%	80.97%	77.51%	80.97%
Total loans to assets	67.28%	65.91%	65.84%	63.65%	68.75%	67.28%	68.75%
Loans serviced for others	$325,441	$325,833	$319,124	$330,280	$313,823	$325,441	$313,823

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